EXECUTION COPY

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

POLYCOM, INC.

SPYGLASS ACQUISITION CORP.

and

SPECTRALINK CORPORATION

Dated as of February 7, 2007

ARTICLE I DEFINITIONS & INTERPRETATIONS		2

1.1	Certain Definitions	2
1.2	Additional Definitions	10
1.3	Certain Interpretations	12

ARTICLE II THE OFFER		13

2.1	The Offer	13
2.2	Company Actions	16
2.3	Company Boards of Directors and Committees; Section 14(f) of Exchange Act	18
2.4	Top-Up Option	20

ARTICLE III THE MERGER		21

3.1	The Merger	21
3.2	The Effective Time	21
3.3	The Closing	21
3.4	Effect of the Merger	22
3.5	Certificate of Incorporation and Bylaws	22
3.6	Directors and Officers	22
3.7	Effect on Capital Stock	23
3.8	Exchange of Certificates	25
3.9	No Further Ownership Rights in Company Common Stock	26
3.10	Lost, Stolen or Destroyed Certificates	27
3.11	Taking of Necessary Action; Further Action	27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		27

4.1	Organization and Standing	27
4.2	Subsidiaries	28
4.3	Authorization	29
4.4	Capitalization	29
4.5	Non-contravention; Required Consents	30
4.6	SEC Reports	31
4.7	Financial Statements	32
4.8	Schedule 14D-9; Proxy Statement; Offer Documents	34
4.9	No Undisclosed Liabilities	34
4.10	Absence of Certain Changes	35
4.11	Material Contracts	36
4.12	Compliance with Laws	39
4.13	Permits	39
4.14	Litigation	39
4.15	Antitrust Matters	39
4.16	Taxes	40
4.17	Environmental Matters	42
4.18	Employee Benefit Plans	43
4.19	Labor Matters	46

-i-

4.20	Real Property	47
4.21	Assets; Personal Property	48
4.22	Intellectual Property	49
4.23	Insurance	53
4.24	Export Control and Import Laws	53
4.25	Related Party Transactions	54
4.26	Brokers	54
4.27	Opinion of Financial Advisors	54
4.28	State Anti-Takeover Statutes	54

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		55

5.1	Organization	55
5.2	Authorization	55
5.3	Non-contravention; Required Consents	55
5.4	Offer Documents; Schedule 14D-9; Proxy Statement	56
5.5	Litigation	57
5.6	Ownership of Company Capital Stock	57
5.7	Funds	57

ARTICLE VI INTERIM CONDUCT OF BUSINESS		57

6.1	Affirmative Obligations of the Company	57
6.2	Negative Obligations of the Company	57

ARTICLE VII ADDITIONAL AGREEMENTS		61

7.1	No Solicitation	61
7.2	Company Board Recommendation	64
7.3	Company Stockholders’ Meeting; Short-Form Merger	65
7.4	Proxy Statement	66
7.5	Efforts to Complete	66
7.6	Access	68
7.7	Notification	68
7.8	Certain Litigation	70
7.9	Confidentiality	70
7.10	Public Disclosure	70
7.11	Company Options; Company ESPP	70
7.12	Employee Matters	71
7.13	Directors’ and Officers’ Indemnification and Insurance	72
7.14	FIRPTA Certificate	74
7.15	Obligations of Merger Sub	74

ARTICLE VIII CONDITIONS TO THE MERGER		74

8.1	Conditions	74

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		75

9.1	Termination Prior to Appointment Time	75

-ii-

9.2	Termination Before or After Appointment Time and Prior to Effective Time	78
9.3	Notice of Termination; Effect of Termination	78
9.4	Fees and Expenses	79
9.5	Amendment	80
9.6	Extension; Waiver	80

ARTICLE X GENERAL PROVISIONS		81

10.1	Survival of Representations, Warranties and Covenants	81
10.2	Notices	81
10.3	Assignment	82
10.4	Entire Agreement	82
10.5	Third Party Beneficiaries	82
10.6	Severability	82
10.7	Other Remedies	83
10.8	Specific Performance	83
10.9	Governing Law	83
10.10	Consent to Jurisdiction	83
10.11	WAIVER OF JURY TRIAL	83
10.12	Counterparts	83

-iii-

INDEX OF ANNEXES

Annex A – Conditions to the Offer

INDEX OF EXHIBITS

Exhibit A – Form of Tender and Voting Agreement

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 7, 2007 by and among Polycom, Inc., a Delaware corporation (“Parent”), Spyglass Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SpectraLink Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub shall, as promptly as practicable (and in any event within 10 Business Days after the date hereof), commence a tender offer (the “Offer”) to acquire all of the outstanding shares (the “Company Shares”) of Company Common Stock, at a price of $11.75 per Company Share, net to the holder thereof in cash (such amount, or any different amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein.

WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company and each Company Share that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and subject to the conditions set forth herein.

WHEREAS, each of the Boards of Directors of Parent and Merger Sub, as well as the Company Board, has (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of their respective stockholders and (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the directors and executive officers of the Company, solely in their respective capacities as stockholders of the Company, have entered into Tender and Voting Agreements with Parent substantially in the form attached hereto as Exhibit A (each, a “Tender and Voting Agreement” and collectively, the “Tender and Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any Acquisition Transaction.

(b) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company or any of its Subsidiaries by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in, or other outstanding voting securities of, the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company or of one or more of its Subsidiaries that, individually or in the aggregate, is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the SEC (in each case measured by the lesser of book or fair market value thereof); (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries or (v) any combination of the foregoing.

(c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

(e) “Authorized Financial Advisor” means Q Advisors LLC, Avondale Partners LLC or any other financial advisor of nationally recognized standing.

(f) “Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2006.

(g) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California, Colorado or New York or is a day on which banking institutions located in such States are authorized or required by law or other governmental action to close.

(h) “Business Facility” is any property (including the land, improvements, indoor air, groundwater and surface water) that is or at any time has been owned, operated, occupied, controlled or leased by the Company, its Subsidiaries or any of their predecessors in connection with the operation of the business.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

(j) “Company Board” shall mean the Board of Directors of the Company.

(k) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(l) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

(m) “Company ESPP” shall mean the Company’s 2006 Employee Stock Purchase Plan, as amended and the Company’s 2006 International Employee Stock Purchase Plan, as amended.

(n) “Company IP” shall mean Owned Company IP and Licensed Company IP.

(o) “Company Material Adverse Effect” shall mean any fact, event, circumstance, change or effect that, individually or when taken together with all other such facts, events, circumstances, changes or effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, (x) is or is reasonably likely to have a material adverse effect on the business, operations, properties, assets (including intangible assets), liabilities, financial condition or results of operations of the Company taken as a whole with its Subsidiaries, or (y) would reasonably be expected to materially impede the ability of Parent, Merger Sub and the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that none of the following facts, events, circumstances, changes or effects, by itself or when aggregated with any one or more of the other such facts, events, circumstances, changes or effects, shall be deemed to be or constitute a Company Material Adverse Effect and none of the following facts, events, circumstances, changes or effects, by itself or when aggregated with any one or more of the other such facts, events, circumstances, changes or effects, shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would, could or is reasonably likely to occur: (i) any changes resulting from, relating to or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (ii) any changes resulting from, relating to or arising out of general market, economic or political conditions in the industries in which the Company or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole relative to other companies in the industries in which the Company and its Subsidiaries conduct business, (iii) any changes or effects resulting from, directly arising out of or directly related to the announcement or pendency of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iv) changes in GAAP, or third party changes in the interpretation of GAAP, pursuant to which the Company is required to change its prior accounting policies or practices, (v) changes in Legal Requirements, (vi) the failure to take any action as a result of any restrictions or prohibitions set forth in Article VI, (vii) any legal claims or other Legal Proceedings made or brought by any Company Stockholders or former Company Stockholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Offer and the Merger), (viii) a change, by itself, in the trading price of a share of the Company Common Stock on Nasdaq, provided that the underlying causes of any such change may be taken into account in making a determination as to whether there has been a Company Material Adverse Effect except as otherwise provided in this definition, (ix) any failure by the Company to meet (A) any analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or (B) the Company’s internal projections or forecasts of its own revenue, earnings or other financial performance or results of operations for any period, in any case under (A) or (B) above in and of itself, provided that the underlying causes of such failure may be taken into account in making a determination as to whether there has been a Company Material Adverse Effect except as otherwise provided in this definition, or (x) the matters set forth in Schedule I hereto.

(p) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Option Plans.

(q) “Company Option Plans” shall mean the Company’s Stock Option Plan, Company’s 2000 Stock Option Plan and the Company’s 2006 Equity Incentive Plan and any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger or acquisition.

(r) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.01 per share, of the Company.

(s) “Company Source Code” shall mean source code for which all or part of the Intellectual Property or Intellectual Property Rights therein are part of the Owned Company IP.

(t) “Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries who are offered and timely accept employment by Parent or any Subsidiary of Parent, or who continue their employment with the Company or any Subsidiary of the Company as of the Effective Time.

(u) “Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

(v) “Delaware Law” shall mean the DGCL and any other applicable law of the State of Delaware.

(w) “DGCL” shall mean the General Corporation Law of the State of Delaware, or any successor statute thereto.

(x) “DOJ” shall mean the United States Department of Justice, or any successor thereto.

(y) “DOL” shall mean the United States Department of Labor, or any successor thereto.

(z) “Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with Internet addresses.

(aa) “Environmental Laws” are all applicable Legal Requirements which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the WEEE Directive and the RoHS Directive.

(bb) “Environmental Permit” is any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private person or any Governmental Authority with respect to a Hazardous Materials Activity which is or was conducted by the Company or any of its Subsidiaries.

(cc) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(dd) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(ee) “Export Control and Import Laws” shall mean all applicable Legal Requirements that regulate, control, limit, prohibit, describe, authorize, tax, apply to, except, or exempt exports from or import into the United States, whether of physical items or of technology or technical data, including those Legal Requirements applicable to the export or release of controlled technology or technical data to non-United States persons whether in the United States or abroad (exports and “deemed exports”), including the Arms Export Control Act, International Traffic in Arms Regulations, Export Administration Act, International Emergency Economic Powers Act, Export Administration Regulations, Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, Trading with the Enemy Act, United Nations Participation Act, Cuban Democracy Act, Libertad Act, International Security and Development Cooperation Act, Tariff Act of 1930, as amended, North American Free Trade Agreement Implementation Act, and the USA Patriot Act.

(ff) “FTC” shall mean the United States Federal Trade Commission, or any successor thereto.

(gg) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(hh) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(ii) “Hazardous Material” is any material, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant, a contaminant, or otherwise a danger to health, reproduction or the environment.

(jj) “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

(kk) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(ll) “Intellectual Property” shall mean any or all of the following: (i) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information, including databases and data collections and all rights therein; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools and (iv) any similar or equivalent property of any of the foregoing (as applicable).

(mm) “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

(nn) “IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

(oo) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit, arbitration, mediation or investigation by or before any Governmental Authority.

(pp) “Legal Requirements” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(qq) “Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

(rr) “Licensed Company IP” shall mean all Intellectual Property and Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries by third parties.

(ss) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided, however, that references to Liens throughout this Agreement shall exclude Permitted Liens.

(tt) “Nasdaq” shall mean the Nasdaq Global Market, or any successor inter-dealer quotation system operated by the Nasdaq Stock Market, Inc., or any successor thereto.

(uu) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Legal Requirements.

(vv)“Owned Company IP” shall mean Intellectual Property and Intellectual Property Rights that are owned by the Company or its Subsidiaries.

(ww) “Parent Common Stock” shall mean the Common Stock, par value $0.0005 per share, of Parent.

(xx) “Parent Material Adverse Effect” shall mean any material adverse effect on the ability of Parent or Merger Sub to consummate the Offer and the Merger prior to the Initial Termination Date or Extended Termination Date, as applicable.

(yy) “Permitted Encumbrances” shall mean (i) Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Balance Sheet, (ii) Liens of landlords and carriers, warehousemen, mechanics and materialmen and other similar Liens arising in the ordinary course of business for sums not yet due and payable, and (iii) statutory Liens existing as of the Closing Date and claimed or held by any Governmental Authority that are related to obligations that are not due or delinquent.

(zz) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(aaa) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

(bbb) “SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

(ccc) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(ddd) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(eee) “Superior Proposal” shall mean any unsolicited, bona fide written Acquisition Proposal involving the acquisition of all of the outstanding voting securities of the Company (whether by tender or exchange offer, merger, consolidation, amalgamation, recapitalization or other similar transaction) (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal subject only to customary terms and conditions) and (ii) with respect to which the Company Board shall have reasonably determined in good faith (after consultation with an Authorized Financial Advisor and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, as well as any counter-offer or proposal made by Parent pursuant hereto) that (A) the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed within a reasonable time period and (B) the proposed Acquisition Transaction would, if consummated in accordance with its terms within a reasonable time period, be more favorable to the holders of Company Shares (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement, including the Offer and the Merger (or any counter-offer or proposal made by Parent pursuant hereto).

(fff) “Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and amounts imposed under escheat or unclaimed property laws, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law (including any arrangement for group or consortium relief or similar arrangement)), and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor.

(ggg) “Tax Returns” shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of any Taxes, including all attachments, statements and addendums thereto.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Termination Date	7.12(a)
Agreement	Preamble
Appointment Time	2.3(a)
Assets	4.21
Certificates	3.8(c)
Certificate of Merger	3.2
Closing	3.3
Closing Date	3.3
Collective Bargaining Agreements	4.19(a)
Company	Preamble
Company Acquisition Transaction	9.4(b)
Company Board Recommendation	7.2(a)
Company Board Recommendation Change	7.2(b)
Company Disclosure Schedule	Article IV Preamble
Company IP Agreements	4.22(e)
Company Products	4.22(a)
Company Restricted Stock	3.7(e)
Company Securities	4.4(c)
Company Shares	Recitals
Company Stockholders	2.1(f)
Company Stockholders’ Meeting	7.3(a)
Confidentiality Agreement	7.9

Term	Section Reference
Consent	4.5(b)
Continuing Directors	2.3(a)
D&O Insurance	7.13(b)
Delaware Secretary of State	3.2
Dissenting Company Shares	3.7(c)
Effective Time	3.2
Employee Plans	4.18(a)
ERISA Affiliate	4.18(a)
Exchange Fund	3.8(b)
Exchange Ratio	7.11(a)
Extended Termination Date	9.1(c)
Foreign Employees	4.18(l)
Funded International Employee Plan	4.18(b)
Indemnified Parties	7.13(a)
Initial Termination Date	9.1(c)
International Employee Plans	4.18(a)
Leased Real Property	4.20(b)
Leases	4.20(b)
Material Contract	4.11(a)
Maximum Annual Premium	7.13(b)
Merger	3.1
Merger Consideration	3.7(a)
Merger Sub	Preamble
Minimum Condition	2.1(a)
Net Cash Position	4.7(h)
Offer	Recitals
Offer Documents	2.1(f)
Offer Price	Recitals
Offer to Purchase	2.1(f)
Option Consideration	7.11(a)
Parent	Preamble
Payment Agent	3.8(a)
Permits	4.13
Proxy Statement	4.8(b)
Purchase Right	7.11(b)
Requisite Stockholder Approval	4.3(b)
RoHS Directive	4.17(g)
SEC Reports	4.6
Schedule 14D-9	2.2(b)
Schedule TO	2.1(f)
Special Representations	Annex A
Subsidiary Securities	4.2(b)

Term	Section Reference
Surviving Corporation	3.1
Tax Incentive	4.16(l)
Tender and Voting Agreement	Recitals
Termination Fee Amount	9.4(b)
Triggering Event	9.1(e)
Unsatisfied Condition	9.1(c)
WEEE Directive	4.17(g)

1.3 Certain Interpretations

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) Unless otherwise indicated, throughout this Agreement, references to whether an event or matter is “material” to the Company shall be deemed to mean whether such event or matter is material to the Company, Kirk Telecom A/S and other direct and indirect Subsidiaries of the Company, taken as a whole.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Terms of Offer; Conditions to Offer. Provided that (i) this Agreement shall not have been terminated pursuant to Article IX and (ii) none of the events set forth in clauses (C)(1) – (C)(7) of Annex A hereto, inclusive, shall have occurred and be continuing, then as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the Company Shares at a price per Company Share, subject to the terms of Section 2.1(b), equal to the Offer Price. The obligation of Merger Sub to accept for payment and to pay for any Company Shares tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any Company Shares tendered) shall be subject only to (i) the condition (the “Minimum Condition”) that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(c)), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, together with the Company Shares then owned by Parent and Merger Sub (if any), represents at least a majority of (x) all then outstanding Company Shares, plus (y) all Company Shares issuable upon the exercise of all then outstanding Company Options that (A) are vested and exercisable as of any then scheduled expiration date of the Offer or that would be vested and exercisable at any time within 120 calendar days following the then scheduled expiration date of the Offer assuming that the holder of such Company Options satisfies the vesting conditions applicable thereto (and after giving effect to the acceleration of any vesting that may occur as a result of the Offer), and (B) have an exercise price that is less than the Offer Price, plus, (z) all Company Shares issuable upon the exercise, conversion or exchange of any then outstanding securities (other than Company Options) that are exercisable or convertible into, or exchangeable for, Company Shares and (ii) the other conditions set forth in Annex A hereto. Parent and Merger Sub expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms and conditions of the Offer that (A) decreases the Offer Price, (B) changes the form of consideration to be paid in the Offer, (C) reduces the number of Company Shares to be purchased in the Offer, (D) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto, (E) amends the conditions to the Offer set forth in Annex A hereto so as to broaden the scope of such conditions to the Offer, (F) amends the conditions to the Offer set forth in Annex A hereto in any manner that is adverse to the holders of Company Shares, (G) extends the Offer in any manner other than pursuant to and in accordance with the terms of Section 2.1(c), or (H) amends or waives the Minimum Condition. The conditions to the Offer set forth in Annex A hereto are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than (x) the Minimum Condition, and (y) the conditions set forth in clause (A), (C)(3) and (C)(4) of Annex I hereto if the directors or officers of the Company would be reasonably likely to have any material liability as a result of a waiver thereof (after taking into account the indemnification and insurance provisions set forth this Agreement for the benefit of such directors and officers), any of which conditions described in the preceding clauses (x) and

(y) may be waived by Parent and Merger Sub only with the prior written consent of the Company. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

(b) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, Company Shares pursuant to the Offer.

(c) Extension and Expiration of Offer. Subject to the terms and conditions of this Agreement and the Offer, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq that is applicable to the Offer, (ii) if the Minimum Condition is not satisfied at the time of any such extension, Merger Sub shall extend the Offer for up to three (3) successive extension periods of ten (10) Business Days each in order to permit the satisfaction of the Minimum Condition; provided, however, that Merger Sub shall not be required (and, without the prior written approval of the Company, shall not be permitted) to extend the Offer more than three (3) times pursuant to this clause (ii), and (iii) in the event that (A) any of the conditions to the Offer and the other conditions set forth on Annex A hereto, other than the Minimum Condition, are not satisfied or waived as of any then scheduled expiration date of the Offer and (B) the Minimum Condition is satisfied at the time of such expiration date, then Merger Sub shall extend the Offer for successive extensions periods of ten (10) Business Day each in order to permit the satisfaction of such conditions to the Offer; provided, however, that notwithstanding the foregoing clauses (i) - (iii) of this Section 2.1(c), inclusive, in no event shall Merger Sub be required to extend the Offer beyond the Initial Termination Date or the Extended Termination Date, as applicable; and provided further, that the foregoing clauses (i) - (iii) of Section 2.1(c), inclusive, shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to the terms of Article IX. Neither Merger Sub nor Parent shall be entitled to extend the Offer in any manner other than pursuant to and in accordance with the terms of this Section 2.1(c) without the prior written consent of the Company.

(d) Payment for Company Shares. Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer, promptly (in accordance with Rule 14e-1(c) under the Exchange Act)

after the applicable expiration date of the Offer (as it may be extended in accordance with Section 2.1(c)). The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction only for any applicable U.S. federal withholding or back-up withholding or other Taxes payable by such holder.

(e) Subsequent Offering Period. Merger Sub may (but shall not be required to), and the Offer Documents shall reserve the right to, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Exchange Act) of not less than three (3) nor more than twenty (20) business days immediately following the expiration of the Offer. Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period, promptly after any such Company Shares are tendered during such subsequent offering period in accordance with Rule 14e-1(c) under the Exchange Act. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer, as so extended by such subsequent offering period, shall be paid net to the holder thereof in cash, subject to reduction only for any applicable U.S. federal withholding or back-up withholding or other Taxes payable by such holder.

(f) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an Offer to Purchase, or portions thereof (the “Offer to Purchase”), and forms of the letter of transmittal and summary advertisement, if any, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to all holders of Company Shares (collectively, the “Company Stockholders”). Subject to the provisions of Section 7.4, the Schedule TO and the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a). The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent and Merger Sub for inclusion in the Schedule TO or the Offer Documents so as to enable Parent and Merger Sub to comply with their obligations under Section 2.1(a). Parent and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary or reasonably appropriate to include in the Schedule TO and the Offer Documents in order to satisfy applicable securities laws. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other Legal Requirements. Parent and Merger Sub hereby agree that the Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents. The Company hereby agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company shall promptly update or correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so updated or corrected, to be filed with the SEC and the other Offer Documents, as so updated or corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub shall provide to the Company and its counsel any and all written comments that Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein, (i) unanimously determined that this Agreement is advisable, (ii) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and the holders of Company Shares, (iii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and the Tender and Voting Agreements, which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, as well as the Tender and Voting Agreements and the transactions contemplated thereby, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Section 203 of the DGCL and (iv) unanimously resolved to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and adopt this Agreement in accordance with the applicable provisions of

Delaware Law; provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of Section 7.2. The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with Section 7.2, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b) Schedule 14D-9. The Company shall (i) file with the SEC, concurrently with the filing by Parent and Merger Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders, together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act). Subject to the provisions of Section 7.2, the Schedule 14D-9 shall include a description of the determinations, approvals and recommendations of the Company Board (including the Company Board Recommendation) set forth in Section 2.2(a) and Section 7.2(a). Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other Legal Requirements. The Company hereby further agrees that the Schedule 14D-9, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Sub hereby agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Sub shall promptly update or correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so updated or corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide in writing to Parent, Merger Sub and their counsel any written comments the

Company or its counsel may receive in writing from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent with such information, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions), and with such assistance, as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares. Subject to any and all Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information only in connection with the Offer and the Merger and (iii) if (A) this Agreement shall be terminated pursuant to Article IX and (B) Parent and Merger Sub shall withdraw the Offer or the Offer shall otherwise expire or terminate in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, deliver (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

(d) Rights of First Refusal. Solely in connection with the tender and purchase of Company Shares pursuant to the Offer and the consummation of the Merger in accordance with this Agreement, the Company hereby waives any and all rights of first refusal it may have with respect to Company Shares owned by, or issuable to, any Person, other than rights to repurchase unvested shares, if any, that may be held by Persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

2.3 Company Boards of Directors and Committees; Section 14(f) of Exchange Act.

(a) Composition of Company Board. Effective upon the initial acceptance for payment by Merger Sub of Company Shares pursuant to the Offer (the “Appointment Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.3(a)) and from time to time thereafter, Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.3) and

(y) a fraction, the numerator of which is the number of Company Shares held by Parent and Merger Sub (giving effect to the Company Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Company Shares. Promptly following a request by Parent, the Company shall take all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. From time to time after the Appointment Time, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on (i) each committee of the Company Board, (ii) each board of directors of each Subsidiary of the Company and (iii) each committee of each such board of directors of each Subsidiary of the Company, in each case to the fullest extent permitted by all applicable Legal Requirements, and specifically including the Marketplace Rules of the Nasdaq Global Market. Promptly after the Appointment Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by Nasdaq Marketplace Rule 4350(c) and make all necessary filings and disclosures associated with such status. Solely for purposes of this Section 2.3, any and all members of the Company Board immediately prior to such appointments by Parent who remain on the Company Board after such appointments by Parent shall be referred to as “Continuing Directors” and each as a “Continuing Director.” At least three (3) of the Continuing Directors shall be “independent directors” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq Marketplace Rules and at least one Continuing Director shall be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and the instructions thereto.

(b) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 2.3 and Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3. Parent shall provide to the Company in writing, and be solely responsible for any information with respect to itself and its nominees, directors, officers and affiliates, required by such Section 14(f) and Rule 14f-1.

(c) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 2.3(a) and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) waive any of the Company’s rights under this Agreement or (iv) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger.

2.4 Top-Up Option.

(i) The Company hereby grants to Parent an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase, at a price per share equal to the Offer Price, that number of shares of Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent and its subsidiaries and affiliates at the time of such exercise, shall constitute ten thousand (10,000) shares more than 90% of the shares of Common Stock then outstanding (after giving effect to the issuance of the Top-Up Option Shares); provided, however, that (x) the Top-Up Option shall not be exercisable unless, (A) immediately prior to such exercise, Merger Sub and Parent collectively hold Company Shares in excess of 80% of the Company Shares then outstanding and (B) immediately after such exercise and the issuance of shares of Common Stock pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares); (y) that in no event shall the Top-Up Option be exercisable for a number of shares of Common stock in excess of the Company’s total authorized and unissued shares of Common Stock; and (z) in no event shall the Top-Up Option be exercisable for more than an aggregate number of shares of Common Stock that is equal to 19.9% of the shares of Common Stock issued and outstanding as of the date hereof (or such greater amount as may be issuable under Rule 4350(i) of the Nasdaq Marketplace Rules without the approval of the Company’s stockholders). Neither Parent nor Merger Sub may transfer the Top-Up Option to any other Person, other than a wholly-owned direct or indirect subsidiary of the Parent, without the prior written consent of the Company.

(ii) Provided that no applicable law, rule, regulation, order, injunction or other legal impediment shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, Parent may exercise the Top-Up Option, in whole but not in part, at any one time after the Appointment Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 9.1.

(iii) In the event Parent wishes to exercise the Top-Up Option, Parent shall send to the Company a written notice (a “Top-Up Exercise Notice,” the date of which notice is referred to herein as the “Top-Up Notice Date”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which the Parent wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Parent confirming the number of Top-Up Option Shares and the aggregate purchase price therefore (the “Top-Up Notice Receipt”). At the Top-Up Closing, Parent shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares by wire transfer in an aggregate principal amount equal to the amount specified in the Top-Up Notice Receipt, and the Company shall cause to be issued to Parent a certificate or certificates representing the Top-Up Option Shares. Such certificates may include any legends that are required by federal or state securities laws.

(iv) Parent and Merger Sub understand that the Company Shares which Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an Accredited Investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares are being and will be acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger (or a certificate of ownership and merger, as applicable) in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

3.3 The Closing. The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.14, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “SpectraLink Corporation.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 7.14, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

3.6 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) and (B) shares of Company Common Stock owned by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their dissenters’ rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (the “Merger Consideration”), upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 3.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 3.10).

(ii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 3.7. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 3.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

(d) Company Options; Company ESPP. At the Effective Time, (i) each Company Option then outstanding under any of the Company Option Plans shall be treated in accordance with the provisions of Section 7.11 and (ii) each purchase right then outstanding under the Company ESPP shall be treated in accordance with the provisions of Section 7.11.

(e) Repurchase Rights. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Company Restricted Stock”) with respect to a service provider who continues in employment or service with Parent (or a subsidiary of Parent) following the Effective Time, then the amounts payable with respect to such shares of Company Restricted Stock pursuant to the provisions of Section 3.7(a)(i) shall be withheld and retained by Parent and shall vest and become payable on the date that such Company Restricted Stock would have otherwise vested pursuant to its original vesting schedule as in effect prior to the Effective Time, and such payment shall be made at the first regularly scheduled Parent (or subsidiary of Parent) payroll date following the vesting date applicable to such payment.

3.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. Promptly (and in any event within three (3) Business Days) following the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article III, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration and (y) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock then owned by Parent, Merger Sub, the Company, or any direct or indirect, wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time (whether pursuant to the Offer or otherwise)) (such cash amount being referred to herein as the “Exchange Fund”).

(c) Payment Procedures. Promptly (and in any event within three (3) Business Days) following the Effective Time, Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III, and the Certificates so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of such Certificates pursuant to this Section 3.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if Merger Consideration is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is six (6) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates evidencing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock evidenced by such Certificates solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

3.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock (other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

3.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 3.7; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Corporation shall take all such lawful and necessary action on behalf of the Company and Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to any Section of this Article IV, as set forth in the section of the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) that specifically relates to such Section or in any other section of the Company Disclosure Schedule to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so in “good standing” is not reasonably likely to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of (a) the certificates of incorporation and bylaws or other constituent documents, as amended to date, of the Company and (b) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Company Board and each committee of the Company Board, other than those minutes and consents relating to the transactions contemplated by this Agreement or any alternative transactions considered by the Board. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.2 Subsidiaries.

(a) Section 4.2 of the Company Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and function (i.e., sales, manufacturing, administration, etc.) of each Subsidiary of the Company. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and are fully paid and nonassessable and (ii) is owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(c) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

4.3 Authorization.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Offer and the Merger), other than in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

(b) Assuming that the representations of Parent and Merger Sub contained in Section 5.6 are accurate, and if the holdings of Company Common Stock by Parent and/or Merger Sub do not meet the threshold required by Section 253 of the DGCL, the affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class, as of the record date for such vote (the “Requisite Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Legal Requirements or otherwise) to adopt this Agreement and approve the Merger.

4.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) fifty million (50,000,000) shares of Company Common Stock and (ii) five million (5,000,000) shares of Company Preferred Stock. As of the close of business on February 5, 2007: (A) 19,525,060 shares of Company Common Stock were issued and outstanding, of which 83,695 shares are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, (B) no shares of Company Preferred Stock were issued and outstanding and (C) there were 4,732,477 shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on February 5, 2007, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options granted under a Company Stock Plan.

(b) The Company has reserved 4,305,238 shares of Company Common Stock for issuance under the Company Stock Plans. As of the close of business on

February 5, 2007, with respect to the Company Stock Plans, there were outstanding Company Options with respect to 2,898,204 shares of Company Common Stock and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, other than as permitted by Section 6.2(b).

(c) Except as set forth in this Section 4.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

4.5 Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 4.5(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.5(b) and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Offer and the Merger.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger), except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.6 SEC Reports. The Company has filed or furnished (as applicable) all forms, reports and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under applicable laws prior to the date hereof, and the Company will file prior to the expiration date of the Offer all forms, reports and documents with the SEC that are required to be filed by it under applicable laws prior to such time (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished (as applicable) by the Company with the SEC on or prior to the expiration date of the Offer that are not required to be so filed or furnished, the “SEC Reports”). Each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such SEC Report was or will be filed. True and correct copies of all Company SEC Reports filed prior to the date hereof and since January 1, 1996, whether or not required under applicable laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report filed since December 31, 2001 did not (or with respect to SEC Reports filed after the date hereof, did not and will not) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

4.7 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been (or, with respect to SEC Reports filed after the date hereof and prior to the expiration date of the Offer, will be), as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries (including any employee thereof) have identified or been made aware of, nor to the Company’s knowledge have the Company’s independent auditors identified or been made aware of, (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(d) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(e) To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(f) The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(g) The Company has provided to Parent copies of all SAB 99 memoranda, reports, white papers or similar documents prepared by, on behalf of or for the benefit of the Company since January 1, 2004.

(h) The Company’s Net Cash Position was $7,169,000 as of December 31, 2006 and was not less than $10,600,000 as of February 6, 2007. “Net Cash Position” shall mean (i) the sum of the Company’s (x) “cash and cash equivalents,” (y) “investment in marketable securities – current,” and (z) “investment in marketable securities – long term,” less (ii) the sum of (x) the Company’s “current portion long-term debt” and (y) the Company’s “long term debt,” all as determined in accordance with GAAP.

4.8 Schedule 14D-9; Proxy Statement; Offer Documents.

(a) The Schedule 14D-9, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

(b) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the in the Proxy Statement.

(c) None of the information supplied by the Company or its officers, directors, representatives, agents or employees expressly for inclusion in the Offer Documents will, on the date the Offer Documents are first sent to the Company Stockholders and at the expiration date of the Offer (in the later case after giving effect to any updated information supplied by the Company or its officers, directors, representatives, agents or employees expressly for inclusion in the Offer Documents prior to the expiration date of the Offer), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed during the twelve months prior to the date of this Agreement, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement (including the Offer and the Merger), (d) executory obligations under any contract to which the Company is a party or is bound and (e) other Liabilities that are not and would not reasonably be likely to, individually or in the aggregate, constitute a Company Material Adverse Effect.

4.10 Absence of Certain Changes. Since September 30, 2006, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be:

(a) any Company Material Adverse Effect;

(b) other than cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary;

(c) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Leased Real Property or Assets which damage, destruction or loss is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(d) any material change in any method of accounting or accounting principles or practice, by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles, or any material Tax election or material change in a Tax election by the Company or any of its Subsidiaries;

(e) any amendment of the Company’s certificate of incorporation or bylaws;

(f) any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities, other than ordinary course repurchases of unvested shares, in connection with the termination of employees;

(g) (i) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities by the Company or any of its Subsidiaries except for short-term debt incurred to fund operations of the business or for cash management purposes or owed to the Company or any of its wholly-owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly-owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, (iii) any loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than customary loans or advances to employees or direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (iv) any mortgage or pledge of the Company’s or any of its Subsidiaries’ assets, tangible or intangible, or any creation of any Lien thereupon (other than Permitted Encumbrances);

(h) any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger); or

(i) any resignation of any officer or of any employee of the Company that Company management reasonably deems to be a “key employee.”

4.11 Material Contracts. For purposes of this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer, consultant, or employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base compensation in excess of $150,000;

(iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby (including the Offer and the Merger) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Offer and the Merger);

(iv) any Contract providing for indemnification or any guaranty by or on the part of the Company or any of its Subsidiaries (in each case, under which the Company has continuing obligations as of the date hereof), other than any guaranty by the Company of any of its Subsidiary’s obligations or any Contract providing for indemnification by the Company or any of its Subsidiaries entered into in connection with the distribution, sale or license of the Company’s or its Subsidiaries’ services or hardware or software products, or the procurement of third-party services or hardware or software products, in each case in the ordinary course of business;

(v) any Contract containing any covenant, commitment or other obligation that expressly: (A) limits the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Owned Company IP, to make use of any Licensed Company IP (but excluding any such limitations contained in Contracts under which such Licensed Company IP is initially licensed to Company), or to compete with any Person in any line of business, (B) grants any exclusive rights to Company IP, (C) contains a “most favored nation” or similar pricing provision for Company Products, (D) requires the Company or any of its Subsidiaries to pay for goods or services regardless of whether the Company takes or receives such goods or services, or includes a “requirements” obligation on the party of Company or any of its Subsidiaries, or (E) prohibits the Company or any of its Subsidiaries from engaging in business with any Person or levying a fine, charge or other payment for doing so, but excluding consulting and similar service Contracts entered into in the ordinary course containing non-solicitation provisions prohibiting the Company from directly soliciting for hire employees of the counterparty to such Contracts;

(vi) any Contract that obligates the Company or any of its Subsidiaries to pay a royalty based on the manufacture, use or sale of the Company products;

(vii) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(viii) the top ten (10) Contracts in each of the following categories (as measured by revenue received, or fees paid, as applicable, during the Company’s nine month period ending September 30, 2006): (A) direct customer contracts, (B) OEM contracts, (C) reseller or distributor contracts, (D) service reseller agreements, (E) supplier contracts, and (F) development contracts for Persons to provide services to the Company;

(ix) any Contract to provide Company Source Code to any third party for any Company Product, including any Contract to put such Company Source Code in escrow with a third party on behalf of a licensee or contracting party, other than any escrow obligation contained in any Company customer Contracts entered into in the ordinary course of business consistent with the Company’s past practice providing the customer with a conditional right of access;

(x) any Contract (A) containing any financial penalty for the failure by the Company or any of its Subsidiaries to comply with any support or maintenance obligation or (B) containing any obligation to provide maintenance or support for the Company Products, other than Contracts to provide maintenance and support for Company Products entered into in the ordinary course of business;

(xi) the top ten (10) Contracts containing any service obligation on the part of the Company or any of its Subsidiaries (as measured by the fees received by the Company or any of its Subsidiaries in connection with providing those services) during the twelve (12) months prior to the date hereof, other than those Contracts that are terminable by the Company or any of its Subsidiaries on no more than six (6) months notice without liability or financial obligation to the Company or its Subsidiaries;

(xii) any Contract authorizing another Person to provide support or maintenance to the Company’s customers on behalf of the Company, other than distributors or resellers that are obligated to provide such support or maintenance;

(xiii) any Contract to license or authorize any third party to manufacture any Company Products;

(xiv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $250,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(xv) any settlement Contract other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) and does not exceed $100,000 as to such settlement;

(xvi) any other Contract that provides for any ongoing payment obligations by the Company or any of its Subsidiaries of $250,000 or more in any individual case and is not disclosed pursuant to clauses (i) through (xiv) above;

(xvii) any Contract with the federal government, any foreign government, any state or local government or any division, subdivision, department, agency or instrumentality thereof, other than Contracts for the sale of Company Products to such entities in the ordinary course of business; and

(xviii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or otherwise have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xvii) above.

(b) Section 4.11(b) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 4.11(a) that describes such Material Contract.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in material breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.12 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with all laws and Orders applicable to the Company and its Subsidiaries or their respective properties (including the Assets and the Leased Real Property) or third parties with respect to such properties or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.13 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to occupy and operate each Leased Real Property and conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.14 Litigation. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened (a) against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries, including the Assets and the Leased Real Property, or (to the knowledge of the Company) against third parties affecting such properties, that (i) involves an amount in controversy in excess of $100,000, (ii) seeks material injunctive relief, (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (iv) would, individually or in the aggregate with all other pending or threatened Legal Proceedings, have a Company Material Adverse Effect or (b) against any current director or officer of the Company or any of its Subsidiaries (in their respective capacities as such), or, to the knowledge of the Company, against any former director or officer of the Company or any of its Subsidiaries (in their former capacities as such), whether or not naming the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor any of their respective properties, including the Assets and the Leased Real Property, nor (to the knowledge of the Company) any third party owning or having any other interest in such properties, is subject to any outstanding Order that would, individually or in the aggregate, have a Company Material Adverse Effect.

4.15 Antitrust Matters. The Company and its Subsidiaries are not subject to any order, judgment, decision or direction given by any Governmental Authority, or party to any undertaking or assurance given to any such Governmental Authority, in relation to antitrust matters, which is still in force.

4.16 Taxes.

(a) Each of the Company and its Subsidiaries has prepared and timely filed all material U.S. federal, state, local and non-U.S. Tax Returns required to be filed relating to any and all Taxes concerning or attributable to the Company, any of its Subsidiaries or their respective operations, and such Tax Returns in all material respects are true and correct and have been completed in accordance with applicable law.

(b) Each of the Company and its Subsidiaries has (i) timely paid all material Taxes it is required to pay, and (ii) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts, and other Taxes required to be withheld, or in the case of each of (i) and (ii) has established (or has had established on its behalf) an adequate reserve for such Taxes in accordance with GAAP on the Balance Sheet. The Company has identified all uncertain tax positions contained in all Tax Returns filed by it and its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation Notice 48 of FASB 109.

(c) Neither the Company nor any of its Subsidiaries had any liabilities for material unpaid Taxes as of the date of the Balance Sheet that had not been accrued or reserved on such Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of such balance sheet other than in the ordinary course of business.

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(e) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No material adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Governmental Authority. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.

(f) There are no (and immediately following the Effective Time there will not be) Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Encumbrances.

(g) Neither the Company nor any of its Subsidiaries is, or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(h) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the

Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement (c) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise and (d) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(i) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code (or in the case of (a) and (b), under any similar provision of applicable law), (c) installment sale or open transaction disposition or (d) prepaid amount.

(j) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(k) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(l) The Company and each of its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(m) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment in that country.

(n) The transactions contemplated by this Agreement (including the Offer and the Merger) will not result in the payment or series of payments by the Company or any of its Subsidiaries to any person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any other similar payment, which is not deductible for federal, state, local or foreign Tax purposes. Additionally, there is no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement which, individually or collectively, (i) could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) or Section 280G of the Code, (ii) is subject to Section 409A of the Code, or (iii) could require Parent or any affiliate of Parent to gross up a payment to any employee of the Company or any of its Subsidiaries for Tax related payments or cause a penalty tax under Section 409A of the Code.

(o) The prices for any property or services (or for the use of any property) provided by or to the Target or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(p) The Company has made available to Parent or its legal counsel or accountants copies of all Tax Returns of the Company and each of its Subsidiaries for all periods since January 1, 2000.

4.17 Environmental Matters.

(a) Condition of Property. As of the Closing, except in compliance with Environmental Laws in a manner that could not reasonably be expected to subject the Company or any of its Subsidiaries to material liability, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any Subsidiary or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any Subsidiary.

(b) Hazardous Materials Activities. The Company and its Subsidiaries have conducted all Hazardous Material Activities relating to the business in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or are reasonably likely to cause an adverse health effect to any such person.

(c) Permits. Section 4.17(c) of the Company Disclosure Schedule accurately describes all of the Environmental Permits currently held by the Company and its Subsidiaries relating to the business and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company or any Subsidiary relating to the business as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to their Hazardous Materials Activities. No circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) Environmental Litigation. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of the Company’s knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any Subsidiary relating to the business, or any Business Facility.

(e) Environmental Liabilities. Neither the Company nor any Subsidiary is aware of any fact or circumstance, which could result in any environmental liability which would reasonably be expected to result in a Company Material Adverse Effect. Neither the Company not any Subsidiary has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any Subsidiary.

(f) Reports and Records. The Company has delivered to Parent all records in the Company’s and its Subsidiaries’ possession concerning the Hazardous Materials Activities of the Company and its Subsidiaries relating to the business and all environmental audits and environmental assessments of any Business Facility. The Company has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

(g) European Union Directives. The Company and its Subsidiaries have been and are in compliance with the European Directive 2002/96/EC on waste electrical and electronic equipment (the “WEEE Directive”) and European Union Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment (the “RoHS Directive”), and there are no facts or circumstances likely to prevent or delay the ability of the Company to comply, when required, with either Directive. Section 4.17(h) of the Company Disclosure Schedule lists all products of the Company and its Subsidiaries which are subject to the RoHS Directive.

4.18 Employee Benefit Plans.

(a) Sections 4.18(a)(i) and Section 4.18(a)(ii) of the Company Disclosure Schedule, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar welfare, material fringe or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material Liability (together the “Employee Plans”). With respect to each Employee Plan, the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; (F) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination or opinion letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of Legal Requirements necessary to obtain the most favorable tax treatment and (G) all amendments, modifications or supplements to any such document.

(b) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Legal Requirements and Collective Bargaining Agreements (if any) including the applicable provisions of ERISA, the Code and the codes of practice issued by any Governmental Authority. To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.

(c) Each Employee Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination or opinion letter from the IRS to such effect and, to the knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(d) All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made under applicable Legal Requirements, any applicable Collective Bargaining Agreement and the terms of such Plan. To the knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under the terms of any Employee Plan, ERISA, the Code or codes of practice issued by any Governmental Authority, Collective Bargaining Agreement or any other applicable Legal Requirements. Except as required by Legal Requirements, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to continue or increase any benefits under any Employee Plan, or to maintain any such benefits or the level of any such benefits generally for any period.

(e) There are no Legal Proceedings pending or, to the knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) No Employee Plan is (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (1), (2) or (3) whether or not subject to ERISA) or (4) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(h) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state, local or foreign law.

(i) No Employee Plan that is subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and to the knowledge of the Company all such non-qualified deferred compensation plans or arrangements have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the date hereof.

(j) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Offer or the Merger) will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G of the Code.

(k) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.

(l) All contracts of employment or for services with any employee of the Company or any of it Subsidiaries who provide services outside the United States (“Foreign Employees”), or with any director or consultant of or to the Company or any of its Subsidiaries can be terminated by three (3) months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment applicable by virtue of Legal Requirements or compensation for unfair dismissal applicable by virtue of law or any equivalent remedy under applicable local law).

(m) No promise has been made to any Foreign Employee that his defined contribution benefits under any Funded International Employee Plan will at any point in the future equate to or not be less than any particular amount. Furthermore, no International Employee Plan has liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any of its Subsidiaries).

(n) Except as required by applicable Legal Requirements, no condition or term under any relevant Employee Plan Document exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan or International Employee Plan at any time for any reason without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

4.19 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). To the knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which would have a Company Material Adverse Effect nor have there been any such lockouts, strikes, slowdowns or work stoppages since December 31, 2002.

(b) The Company and its Subsidiaries (i) have complied in all material respects with applicable Legal Requirements and Orders relating to the employment of labor (including wage and hour laws, laws prohibiting discrimination in employment and laws relating to employee notification and consultation, terms and conditions of employment practices and health and safety at work of employees) and Collective Bargaining Agreements and (ii) are not liable for any arrears of wages or any taxes or any penalty for a failure to comply with the foregoing. The Company and its Subsidiaries are not liable to any Governmental Authority or fund governed or maintained by or on behalf of any Governmental Authority for the payment with respect to any social security or other benefits or obligations for employees (save for routine payments to be made in the ordinary course of business and consistent with past practice).

4.20 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 4.20(b)(i) of the Company Disclosure Schedule contains a complete and accurate list of all existing material leases, subleases, licenses or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”) including, with respect to each Lease, the name of the lessor, master and sublessor, the date of the Lease and each amendment thereto, the approximate square footage of the premises leased thereunder to the extent specified, and the aggregate annual rental payable thereunder. The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all material agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, and subordination agreements). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens. Section 4.20(b)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property including, with respect to each such Lease, the name of the master lessor, sublessor and sublessee, the date of the Lease and each amendment thereto, the square footage of the premises leased thereunder, and the aggregate annual rental payable thereunder. The Leases are each in full force and effect (other than any that have by operation of their terms expired or been terminated since the date hereof) and neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any Lease, and, to the knowledge of the Company, no event has occurred as of the date hereof that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto.

(c) The Closing will not affect the enforceability against any Person of any Lease or any rights of the Company or the Surviving Corporation thereunder or otherwise with respect to any Leased Real Property, including the right to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

(d) Each Lease constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived and the copies of the Leases that have previously been delivered by the Company to Parent. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees with respect to any Leased Real Property, nor would the Company or any of its Subsidiaries owe any such fees if any existing Lease were renewed pursuant to any renewal options contained in such Lease. The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of their business. The Company has not transferred or assigned any interest in any Lease, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity.

(e) Each Leased Real Property and all of its operating systems are in good operating condition and repair, water-tight and free from material structural, physical, mechanical, electrical, plumbing, roof or other defects, is maintained in a first-class manner consistent with industry standards generally followed with respect to similar property, and is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted.

4.21 Assets; Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Encumbrances, except for defects in title that would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.22 Intellectual Property.

(a) Section 4.22(a)(i) and Section 4.22(a)(ii) of the Company Disclosure Schedule contain, respectively, a complete and accurate list of (i) all products and services marketed by the Company or its Subsidiaries as of the date hereof and (ii) all products and service offerings that are in development as of the date hereof (other than updates or upgrades to existing products) and that the Company expects or intends to make available commercially within two (2) years after the date hereof (such products described in clauses (i) and (ii), the “Company Products”); provided, however, that the Company makes no representation or warranty that all such Company Products described in clause (ii) will in fact be made commercially available within two (2) years after the date hereof or ever or that there are no other products of the Company that may become available in that time.

(b) Section 4.22(b) of the Company Disclosure Schedule contains a complete and accurate list of the following Owned Company IP as of the date hereof: (i) all registered Trademarks, applications to register Trademarks; (ii) all issued Patents and Patent applications; and (iii) all registered Copyrights and applications to register Copyrights, in each case listing, as applicable, (A) the name of the applicant/registrant, inventor/author and current owner, (B) the jurisdiction where the application/registration is located, and (C) the application, patent or registration number, (D) the filing date, and the issuance/registration/grant date, and (E) the prosecution status thereof. To the knowledge of the Company, none of the Owned Company IP, or the Licensed Company IP exclusively licensed to Company, is invalid or unenforceable.

(c) Section 4.22(c) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of the Company’s Domain Name registrations. Section 4.22(c) of the Company Disclosure Schedule identifies, for each Domain Name registration, the named owner, and the registrar or equivalent Person with whom that Domain Name is registered. To the knowledge of the Company, the Company’s use and registration of its Domain Name registrations is not improper or inappropriate and, to the knowledge of the Company, would not infringe, misappropriate or violate any third party’s Domain Names or Intellectual Property Rights.

(d) In each case in which the Company or any of its Subsidiaries has acquired ownership of any registered Trademarks, Trademark applications, registered Copyrights, Copyright applications, Patents or Patent applications from another Person, the Company or one of its Subsidiaries has recorded or had recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable laws.

(e) Section 4.22(e) of the Company Disclosure Schedule contain a complete and accurate list of all Contracts as of the date hereof (i) under which the Company or any of its Subsidiaries uses or has acquired ownership or the right to use any Company IP, other than (A) licenses and related services agreements for generally commercially available software that is used by the Company but not incorporated into any Company Products and that has not been customized for use by Company or (B) Company

IP that is not material, or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use or agreed to transfer to others any Intellectual Property or Intellectual Property Rights that is or were Company IP, other than customer licenses and other agreements entered into in the ordinary course of business, in each case specifying the parties to the agreement (such agreements, the “Company IP Agreements”). Except as set forth in any of the Company IP Agreements, neither the Company nor any of its Subsidiaries has granted any exclusive license under any Owned Company IP or under any Licensed Company IP exclusively licensed to Company, or any licenses to use any Company Source Code (other than any source code escrow obligations contained in any Customer contract entered into in the ordinary course of business consistent with Company’s past practice providing the customer with conditional right of access). To the knowledge of the Company, no third parties to the Company IP Agreements are in material breach thereof. To the knowledge of the Company, there are no pending disputes regarding the scope of such Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under such Company IP Agreements. To the knowledge of the Company, all Company IP Agreements are binding and are in full force and effect, except for those Company IP Agreements that by their terms have expired, and except those Company IP Agreements that the Company terminates for convenience after the date hereof in the ordinary course of business consistent with the Company’s past practices and without violating the Company’s obligations under Section 6.2.

(f) To the knowledge of the Company, the Company IP is sufficient, and includes all Intellectual Property and Intellectual Property Rights that are necessary, for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted by Company.

(g) To the Company’s knowledge, the Company and its Subsidiaries own all right, title and interest in the Owned Company IP, free and clear of all Liens other than (i) restrictions or obligations arising under the express terms of any of the Company IP Agreements and (ii) Permitted Encumbrances that do not, individually or in the aggregate, have a Company Material Adverse Effect.

(h) The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any material part of the Company IP, and to the knowledge of the Company, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. To the Company’s knowledge, all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful. Without limiting the foregoing, the Company and its Subsidiaries have and enforce a policy requiring employees and certain consultants and contractors that have created any material Company IP to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent. To the knowledge of the Company, all current or former employees, consultants and contractors of the Company or any

Subsidiary that have created any material Company IP have executed such agreements, and to the knowledge of the Company, no party to any such agreement is in breach thereof.

(i) To the knowledge of the Company, none of the Company’s or any of its Subsidiaries’ current products or services or other operation of the Company’s or its Subsidiaries’ business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party. Neither the Company nor any of its Subsidiaries have received written notice of the same from any third Person. To the knowledge of the Company, no Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any material Owned Company IP. Neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging the same.

(j) There is no suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the knowledge of the Company, filed or threatened with respect to, and the Company has not been notified in writing of, any alleged infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business of the Intellectual Property Rights of such third party. To the knowledge of the Company, there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the material Company IP. To the Company’s knowledge, the Company and its Subsidiaries are not subject to any Order of any Governmental Authority that restricts or impairs the use of any material Company IP.

(k) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Company IP, (ii) any right of termination or cancellation under any Company IP Agreement, (iii) the imposition of any Lien on any Owned Company IP, except where any of the foregoing, or (iv) after the Merger, (1) Parent or any of its Subsidiaries or Affiliates being required to grant any third party any incremental rights or licenses to any of Parent’s or any of its Subsidiaries’ or Affiliates’ Intellectual Property or Intellectual Property Rights, (2) Parent or any of its Subsidiaries or Affiliates being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (3) Parent or any of its Subsidiaries or Affiliates being obligated to pay any incremental royalties or other material amounts, offer any incremental discounts or being bound by any incremental “most favored pricing” terms to any third party; provided, however, that the representations made in this Section 4.22(k)(iv) will not be deemed breached solely as a result of the operation of provisions contained in an agreement or arrangement to which Parent is a party, but to which the Company or any of its Subsidiaries is not. As used in this Section 4.22(k)(iv), an “incremental” right, non-compete, restriction, royalty, amount, discount or “most favored pricing” term refers to a right, non-compete, restriction, royalty, amount, discount or “most favored pricing” term, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those that would have been required to be offered or granted, as applicable, had the parties to this Agreement not entered into this Agreement or consummated the transactions contemplated hereby.

(l) To the knowledge of the Company, as of the date of this Agreement, there are no material design defects or other errors in the Company Products, including (i) any defects or errors that would permit unauthorized access to computers or systems of users through those Company Products, (ii) any defects or errors which have led or would reasonably be expected to lead to any broad or limited recall of the Company Products or (iii) any defects or errors which affect the safety, functionality or use of the Company Products for their intended purposes, including defects or errors including any batteries or similar components of the Company’s Products. The Company and it Subsidiaries have taken reasonable steps and implemented reasonable procedures to prevent viruses and other disabling codes from entering Company Products.

(m) To the Company’s knowledge, Section 4.22(m) of the Company Disclosure Schedule contains a complete and accurate list of all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that that is or was incorporated into or integrated or bundled with a Company Product Section 4.22(m) of the Company Disclosure Schedule sets forth, for each use of such open source software, (1) a description of the functionality of the open source, (2) the applicable license terms (or a reference thereto), and (3) the applicable Company Product.

(n) To the knowledge of the Company, as of the date hereof, neither the Company nor any Subsidiary has experienced any material defects in the software and hardware used in their business as it is currently conducted that have not been fully resolved, including any material error or omission in the processing of any data.

(o) To the knowledge of the Company, none of the Company Source Code for the Company Products has been published or disclosed by the Company or any of its Subsidiaries, except (i) to its employees or advisers or pursuant to non-disclosure agreements, or (ii) to third-party escrow agents pursuant to source code escrow agreements, or, to the knowledge of the Company, by any other person except as authorized by the Company under a non-disclosure agreement. To the knowledge of the Company, no condition has occurred that would be sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company has deposited any material Company Source Code for any Company Product to require release of such Company Source Code, other than conditions that relate to the solvency or financial condition of the Company or any of its Subsidiaries or that relate to the involvement of the Company or its Subsidiaries in any bankruptcy, assignment for the benefit of creditors, or other activity or proceeding under state or federal law relating to insolvency or the protection of creditors. The consummation of the transactions contemplated hereby (including the Offer and the Merger) will not constitute a condition sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company has deposited any material Company Source Code for any Company Product to require release of such Company Source Code.

(p) To the Company’s knowledge, the Company’s and its Subsidiaries’ collection and dissemination of personal customer information in connection with their business has been conducted in accordance in all material respects with applicable privacy policies published or otherwise adopted by the Company and its Subsidiary from time to time and any applicable Legal Requirements.

4.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

4.24 Export Control and Import Laws.

(a) The Company and each of its Subsidiaries are in compliance with all Export Control and Import Laws with respect to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Section 4.24 of the Company Disclosure Schedule accurately describes all of the licenses and license exceptions currently held or claimed by the Company and its Subsidiaries for the export of goods, services, items, software, technology, or technical data and the listed licenses and license exceptions are all of the licenses and exceptions necessary for the continued export of goods, services, items, software, technology, or technical data of the Company or any Subsidiary. All such licenses are valid and in full force and effect. The Company and its Subsidiaries have complied in all material respects with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force. No circumstances exist which could cause any export license to be terminated, revoked, or suspended.

(c) Except pursuant to valid licenses, the Company and its Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United State or abroad.

(d) No action, proceeding, writ, injunction, claim, request for information, or subpoena is pending, or to the best of the Company’s knowledge,

threatened, concerning or relating to any Export or Import activity of the Company or any Subsidiary. There are no voluntary self disclosures that have been filed by or for the Company or any of its Subsidiaries with respect to possible violations of Export Control and Import Laws.

(e) Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance that could result in any liability for violation of Export Control and Import Laws that would reasonably be expected to result in a Company Material Adverse Effect.

(f) The Company and its Subsidiaries, including all of their customs brokers and freight forwarders, have maintained all records required to be maintained in the Company’s and its Subsidiaries’ possession as required under the Export Control and Import Laws.

4.25 Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course (including reimbursement of Company Board expenses for attendance at meetings), there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

4.26 Brokers. Except for Q Advisors, LLC and Avondale Partners LLC (true and correct copies of whose engagement letters have been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Offer and the Merger).

4.27 Opinion of Financial Advisors. The Company has received the opinion of Avondale Partners LLC to the effect that, as of the date of this Agreement, the Offer Price and the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

4.28 State Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub contained in Section 5.6 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable law are not applicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger, or the Tender and Voting Agreements or the transactions contemplated thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer, the Merger, the Tender and Voting Agreements or the transactions contemplated hereby or thereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub.

5.2 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder (including the Offer and the Merger). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby (including the Offer and the Merger). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

5.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 5.3(b), violate or conflict with any law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any Lien (other than Permitted Encumbrances) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger), except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.4 Offer Documents; Schedule 14D-9; Proxy Statement.

(a) The Offer Documents, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent with respect to information supplied by the Company or any of its officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Offer Documents.

(b) None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Schedule 14D-9 will, on the date the Schedule 14D-9 is first sent to the Company Stockholders or at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in Proxy Statement will, on the date the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties except for Legal Proceedings that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.6 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

5.7 Funds. Parent has, and will have upon the expiration date of the Offer (as the same may be extended from time to time pursuant to this Agreement) and at the Effective Time, the funds necessary to consummate the Offer and the Merger.

ARTICLE VI

INTERIM CONDUCT OF BUSINESS

6.1 Affirmative Obligations of the Company. Except (a) as contemplated or permitted by this Agreement, (b) as set forth in Section 6.1 of the Company Disclosure Schedule or (c) as approved in advance by Parent in writing (which approval will not be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, each of the Company and each of its Subsidiaries shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes for which adequate reserves have been established in accordance with GAAP on the appropriate financial statements, (iii) pay or perform all material obligations when due, and (iv) use commercially reasonable efforts, consistent with the Company’s past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

6.2 Negative Obligations of the Company. Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 6.2 of the Company Disclosure Schedule or (iii) as approved in advance by Parent in writing (which approval will not be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents; provided, however, that nothing in this paragraph (a) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (i) the issuance and sale of Company Shares pursuant to Company Options outstanding prior to the date hereof and purchase rights under the Company ESPP, (ii) grants of purchase rights under the Company ESPP, and (iii) grants to newly hired employees of Company Restricted Stock under the Company’s 2006 Equity Incentive Plan issued in the ordinary course of business consistent with past practice and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the transactions contemplated hereby (including the Offer and the Merger), so long as the aggregate number of Shares subject to such additional Company Restricted Stock does not exceed 7,500;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities; provided, however, that nothing in this paragraph (c) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(d) other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Offer and the Merger); provided, however, that nothing in this paragraph (e) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business or for cash management purposes, in each case in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Encumbrances);

(g) except as may be required by applicable Legal Requirements, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, pay any special bonus or special remuneration or any benefit to any director, officer or employee, in each case that is not required by any plan or arrangement as in effect as of the date hereof; provided, however, that this paragraph (g) shall not prevent the Company or any of its Subsidiaries from entering into at-will offer letters with new non-officer employees in the ordinary course of business;

(h) forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates or Associates;

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(j) enter into, amend, or extend any Collective Bargaining Agreement;

(k) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions which are material to the Company, individually or in the aggregate, except either (i) transactions pursuant to existing Contracts, (ii) the sale of goods or grants of non-exclusive licenses with respect to Company IP in the ordinary course of business consistent with past practice, or (iii) the purchase of goods or services in the ordinary course of business consistent with the Company’s past practices;

(l) except as may be required as a result of a change in applicable Legal Requirements or in GAAP, make any change in any of the accounting principles or practices used by it;

(m) (i) make or change any material Tax election (unless required by applicable Legal Requirements, provided that in such event the Company shall give Parent advance written notice of the election or change to the election and an opportunity to discuss in good faith such election or change prior thereto), (ii) settle or compromise any material Tax liability, (iii) adopt or change any Tax accounting method or (iv) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(n) enter into a Company IP Agreement or amend in any material respect any Company IP Agreement or grant any release or relinquishment of any rights under any Company IP Agreement or terminate a Company IP agreement, in each case other than in the ordinary course of business consistent with past practice;

(o) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property or waive term or condition thereof or grant any consents thereunder; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property or any part thereof; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

(p) (i) grant any rights or licenses with respect to any Company IP (except as provided in Section 6.2(k)), (ii) sell, lease or otherwise divest any rights in any Company IP, (iii) purchase or license (except as provided Section 6.2(k)) any Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Intellectual Property Rights of any person or entity, (iv) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property or Intellectual Property Rights with a third party, other than consulting and other similar service Contracts entered into in the ordinary course of business consistent with the Company’s past practices, or (v) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company, other than, in the case of clause (v), any Contract entered into in the ordinary course of business consistent with the Company’s past practices;

(q) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any Contract other than in the ordinary course of business which would be reasonably expected to result in a Company Material Adverse Effect or (iii) authorize, incur or commit to incur any new capital expenditure(s) which, individually or in the aggregate, is or are material to the Company; provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing Contracts; and provided, further, that none of the foregoing shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(r) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) reflected or reserved against in full in the Balance Sheet or incurred since September 30, 2006 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(s) except as required by applicable Legal Requirements or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(t) except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than the Company Stockholders’ Meeting;

(u) hire any employee without requiring them to execute the Company’s standard form of confidentiality and inventions assignment agreement;

(v) enter into a Contract to do any of the foregoing;

(w) knowingly take any action with the intention of (i) causing any of the conditions to the Offer set forth in Annex A hereto to not be satisfied, or (ii) making any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect, or (iii) materially impairing the ability of the Company to consummate the transactions contemplated hereby (including the Offer and the Merger) in accordance with the terms hereof or materially delay such consummation.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 No Solicitation.

(a) The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly (and in any event within three Business Days following the date hereof) request in writing each person which as heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such person by or on behalf of the Company, and the Company shall use commercially reasonable efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement). Such written requests shall contain a notice to each Person that any information that is sent to the Company in the future will not be treated as confidential pursuant to such confidentiality agreement.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, the Company and its Subsidiaries shall not, and shall use reasonable efforts to cause their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisor or representative retained by any of them not to (and shall not authorize or knowingly permit any of them to), directly or indirectly, (i) solicit, initiate, or knowingly encourage, knowingly facilitate or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish or make available to any Person (other than (A) Parent, Merger Sub or any designees of Parent or Merger Sub, or (B) a customer or potential customer in the ordinary course of business consistent with past Company practices, (C) a Governmental Authority, or (D) any other third party to whom the Company has contractual obligations to provide such information if and solely to the extent necessary to comply with existing contractual obligations in the ordinary course of business consistent with past Company practices) any material non-public information relating to the Company or any of its Subsidiaries, including by affording access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than (A) Parent, Merger Sub or any designees of Parent or Merger Sub, (B) a customer or potential customer in the ordinary course of business consistent with past Company practices, (C) a Governmental Authority, or (D) any other third party to whom the Company has contractual obligations to provide such information if and solely to the extent necessary to comply with existing contractual obligations in the ordinary course of business consistent with past Company practices), in any case with the intent to facilitate an Acquisition Proposal or under facts and circumstances that would reasonably be expected to facilitate an Acquisition Proposal or would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Transaction (other than a confidentiality agreement as permitted by this Section 7.1(b)); or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent); provided, however, that notwithstanding the foregoing, prior to the Appointment Time, the Company Board may, directly or indirectly through advisors, agents or other intermediaries, subject to the Company’s compliance with the provisions of this Section 7.1, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board reasonably determines in good faith (after consultation with an Authorized Financial Advisor and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) none of the Company or any of its Subsidiaries shall have breached or violated (or be deemed, pursuant to the terms of this Section 7.1, to have breached or violated) the terms of this Section 7.1, (2) the Company Board reasonably determines in good faith (after consultation with outside legal counsel) that such action is required in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, (3) at least forty eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives Parent written notice of the identity of such Person and all of the terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person and (4) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

(c) Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 7.1 by any directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisor or representative retained by the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 7.1 by the Company. The Company shall not enter into any letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement as permitted by Section 7.1(b)) contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to Article IX and the Company has paid all amounts due to Parent pursuant to Section 9.4, if any.

(d) In addition to the obligations of the Company set forth in Section 7.1(b), the Company shall promptly, and in all cases within twenty four (24) hours of its receipt, advise Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(e) The Company shall keep Parent promptly informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. In addition to the foregoing, the Company shall provide Parent with at least forty eight (48) hours prior written notice of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal, an inquiry relating to a potential Acquisition Proposal, or a request to provide nonpublic information to any Person in connection with a potential Acquisition Proposal.

7.2 Company Board Recommendation.

(a) Subject to the terms of Section 7.2(b), the Company Board shall (i) recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (ii) include the Company Board Recommendation (with respect to the Offer) in the Schedule 14D-9 and permit Parent to include the Company Board Recommendation in the Offer Documents.

(b) Subject to the terms of this Section 7.2(b), neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation (a “Company Board Recommendation Change”); provided, however, that notwithstanding the foregoing, the Company Board may effect a Company Board Recommendation Change at any time prior to the Appointment Time, if and only if (i) the Company Board has received an Acquisition Proposal that constitutes a Superior Proposal, (ii) neither the Company nor any of its Subsidiaries shall have breached or violated (or be deemed, pursuant to the terms hereof, to have breached or violated) the provisions of Section 7.1 in connection with such Superior Offer, (iii) the Company Board reasonably determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by Parent pursuant to clause (v) below), that, in light of such Superior Proposal, the Company Board is required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, (iv) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days notice thereof and the opportunity to meet with the Company Board and its outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and (v) Parent shall not have made, within five (5) Business Days after receipt of the Company’s written notice of its intention to effect a Company Board Recommendation Change, a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with an Authorized Financial Advisor and its outside legal counsel, is at least as favorable to Company Stockholders as such Superior Proposal.

(c) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) subject to compliance with the terms of Section 7.2(b) hereof if the disclosure relates to a Superior Proposal, making any disclosures to the Company Stockholders that the Company Board determines in good faith (after consultation with outside legal counsel) that the Company Board is required to make in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law; provided, however, that, in each case, any statement(s) made by the Company Board pursuant to the foregoing shall be subject to the terms and conditions of this Agreement, including the provisions of Article IX.

7.3 Company Stockholders’ Meeting; Short-Form Merger. If approval of the stockholders of the Company is required under Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, and provided that Merger Sub has acquired and paid for Company Shares tendered pursuant to the Offer and following the expiration of any subsequent offering period provided pursuant to Section 2.1(e) hereof, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) as promptly as practicable following the Appointment Time for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Stockholders’ Meeting. The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and shall use commercially reasonable efforts to secure the Requisite Stockholder Vote at the Company Stockholders’ Meeting. Unless this Agreement is earlier terminated pursuant to Article IX, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 7.3(a) shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

(b) Each of Parent and Merger Sub shall vote all Company Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with Delaware Law at the Company Stockholders’ Meeting or otherwise. Parent shall vote all of the shares of capital stock of Merger Sub beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Merger Sub, in favor of the adoption of this Agreement in accordance with Delaware Law.

(c) Notwithstanding the provisions of Section 7.2 or this Section 7.3, in the event that Parent, Merger Sub or any other Subsidiary of Parent, shall acquire at least ninety percent (90%) of the issued and outstanding Company Shares (the “Short Form Threshold”) pursuant to the Offer or otherwise, each of Parent, Merger Sub and the

Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

7.4 Proxy Statement.

(a) If approval of the Company Stockholders is required by Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, as soon as practicable following the Appointment Time, the Company and Parent shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders in connection with the Merger and the Company Stockholders’ Meeting. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Legal Requirements, the Company shall use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the Nasdaq Stock Market.

(b) Unless this Agreement is earlier terminated pursuant to Article IX, subject to the terms of Section 7.2(b), the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).

7.5 Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Offer and the Merger), including: (i) using reasonable best efforts to cause the conditions to the Offer set forth on Annex A hereto and the conditions to the Merger set forth in Article VIII hereof to be satisfied or fulfilled, including filing as promptly as practicable after the date hereof with the SEC all annual, quarterly and current reports required to be filed by the Company under the Exchange Act for any and all periods ending prior to the scheduled expiration date of the Offer, which such annual, quarterly and current reports shall comply as to form with the rules and regulations of the SEC applicable to such reports; (ii) using commercially reasonable efforts to obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Offer and the Merger); (iii) using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and (iv) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the generality of the foregoing provisions of Section 7.5(a), as soon as may be reasonably practicable (and in any event within ten (10) Business Days) following the execution and delivery of this Agreement, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) as required by the HSR Act, and, as soon as may be reasonably practical following the execution and delivery of this Agreement, any comparable pre-merger notification filings, forms and submissions with any foreign Governmental Authority that may be required by the merger notification or control laws and regulations of any applicable foreign jurisdiction or be deemed desirable by Parent, in each case as Parent may deem necessary and/or appropriate. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Parent reasonably deems necessary and/or appropriate, and (iv) share equally all filing and other similar fees (but not expenses, which shall be governed by Section 9.4) incurred in connection with filings made in connection with this Section 7.5(b). Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (including the Offer and the Merger). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (including the Offer and the Merger), then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) Without limiting the generality of the foregoing provisions of Section 7.5(a), in the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Offer and the Merger), the Company, at the direction of the Company Board, shall use reasonable best efforts to ensure that the transactions contemplated by this Agreement (including the Offer and the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent or the Company or any Subsidiary thereof to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such business, assets, properties and stock.

7.6 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company to enable Parent to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to this Section 7.6 shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 7.9) shall apply to any information provided to Parent pursuant to this Section 7.6.

7.7 Notification.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, the Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 7.9) shall apply to any information provided to Parent pursuant to this Section 7.7(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time the Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Appointment Time, alleging any material breach of or material default under any Lease or Material Contract to which the Company or any of its Subsidiaries is a party or (ii) any notice or other communication received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Appointment Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (including the Offer and the Merger); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 7.9) shall apply to any information provided to Parent pursuant to this Section 7.7(b).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 7.9) shall apply to any information provided to the Company pursuant to this Section 7.7(c).

7.8 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent.

7.9 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated May 24, 2006 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms; provided, however, that notwithstanding the foregoing, effective as of the execution and delivery hereof, the Confidentiality Agreement shall be deemed to be amended so as to permit Parent to take any action contemplated by this Agreement, including the making of any counter-offer or proposal contemplated by Section 7.2(b) or Section 9.1(d)(ii) (which deemed amendment shall survive any termination of this Agreement in accordance with its terms or otherwise).

7.10 Public Disclosure. Parent, Merger Sub and the Company shall consult with each other, and shall agree, before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) or any Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with a national securities exchange, in which case commercially reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement.

7.11 Company Options; Company ESPP

(a) Company Options.

(i) Outstanding Options Not Being Assumed by Parent. Parent shall not assume or otherwise replace any Company Option in connection with the transactions contemplated hereby. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Options, each Company Option shall be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time and (y) the Merger Consideration less the per share exercise price of such Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option, and further understood and agreed that with respect to each Company Option for which the exercise price exceeds the

Merger Consideration, such Company Option shall be cancelled and extinguished without consideration). Parent shall, or shall cause the Company to, pay to holders of Company Options the Option Consideration less applicable Taxes required to be withheld with respect to such payments. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(ii) Further Actions. Prior to the Effective Time, the Company shall provide notice (subject to reasonable review by Parent) to each holder of Company Options describing the treatment of such Company Options in accordance with this Section 7.11. As soon as reasonably practicable following the execution and delivery of this Agreement and conditional upon the Closing, the Company Board shall make all determinations reasonably necessary under each of the Company Option Plans to accomplish the transactions contemplated by this Section 7.11 and if, to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement (including the Offer and the Merger). Conditional upon the Closing, the Company shall take all appropriate or necessary steps to effect the termination of the Company Option Plans as of the Effective Time.

(iii) Section 16. The Company Board shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, any deemed disposition and cancellation of the Company Options in the Merger.

(b) Company ESPP. At least ten (10) Business Days prior to the Effective Time, each outstanding purchase right under the Company ESPP (each, a “Purchase Right”) shall be cancelled and automatically converted into the right to receive at the Effective Time from Parent, for each share of Company Common Stock issuable under such Purchase Right, an amount (subject to any applicable withholding tax) in cash equal to the product of (i) the number of shares of Company Common Stock issuable to the holder of such Purchase Right had such Purchase Right been exercised immediately prior to the Effective Time and (ii) the amount by which the Merger Consideration exceeds the purchase price under such Purchase Right. Within five (5) days following the Effective Time, Parent shall cause the Company to return to participants their respective accumulated payroll contributions not applied to the purchase of Company Common Stock under the Company ESPP, if any. Parent agrees that from and after the Effective Time, without application of any waiting period for new employees or similar provision, Continuing Employees may participate in Parent’s employee stock purchase plan, if any, subject to the terms and conditions of such plan.

7.12 Employee Matters.

(a) The Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”), any and all 401(k) plans maintained by the Company or any of its Subsidiaries.

The Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be substantially in the form contained in Schedule 7.12(a), and any material modifications to such form shall be subject to the review and approval of Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request.

(b) From and after the Effective Time, Parent shall permit all Continuing Employees who become employees of Parent or any Subsidiary of Parent to participate in the benefit programs of Parent or the Subsidiary to the same extent as similarly situated employees of Parent or the Subsidiary. In the U.S., Continuing Employees who become employees of Parent shall be given credit for all service with the Company or its U.S. Subsidiaries solely for purposes of determining their rate of vacation accrual under Parent’s standard procedure, and for eligibility to participate in, and vesting of benefits under, Parent’s 401(k) plan. Outside the U.S., Continuing Employees who become employees of a Subsidiary of Parent shall be given credit for service with the Company or its Subsidiaries solely as required by applicable Legal Requirements. Unused vacation days accrued by U.S. Continuing Employees under the plans and policies of the Company and its Subsidiaries shall carry over to Parent or the Surviving Corporation to the extent administratively practicable, and each such Continuing Employee shall be paid by the Company in cash for any accrued and unused vacation days that Parent determines are not administratively practicable to continue to honor.

(c) Subject to any restrictions imposed by applicable Legal Requirements, the Company shall terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by the Company or any of its Subsidiaries, effective in each case as of the day immediately preceding the last day of the initial period of the Offer (not including any subsequent offer period provided by Parent pursuant to Rule 14d-11 of the Exchange Act). The Company shall provide Parent evidence that such plans that may be terminated under applicable Legal Requirements have been so terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable (the form and substance of which resolutions shall be subject to review and approval of Parent).

7.13 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Appointment Time between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Appointment Time (the “Indemnified Parties”) with respect to any Legal Proceeding commenced during the period commencing with the Appointment Time and ending six (6) years following the Effective Time. In addition, for the period commencing with the Appointment Time and ending six

(6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Appointment Time, and during such period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by Legal Requirements.

(b) For the period commencing with the Appointment Time and ending six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance immediately prior to the Effective Time, on terms and conditions (including with respect to the coverage and amounts) no less favorable, in the aggregate, than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that Parent and the Surviving Corporation may, at their option, substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms and conditions (including with respect to coverage and amounts) no less favorable, in the aggregate, to such persons than the D&O Insurance and from a carrier having the same or better rating as the carrier of the D&O Insurance; provided, however, that in satisfying their obligations under this Section 7.13(b), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of the amount set forth on Schedule 7.13(b) hereto (such amount, the “Maximum Annual Premium”), provided that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Appointment Time, in lieu of the foregoing and notwithstanding anything to the contrary set forth in this Agreement, Parent may (or may request that the Company, in which case the Company shall) purchase a “tail” prepaid policy on the D&O Insurance for the period commencing with the Appointment Time and ending six years following the Effective Time on terms and conditions no less favorable, in the aggregate, than the D&O Insurance from a carrier having the same or better rating as the carrier of the D&O Insurance. In the event that Parent (or the Company, at Parent’s request) shall purchase such a “tail” policy prior to the Appointment Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.13(b), for so long as such “tail” policy shall be maintained in full force and effect.

(c) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.13.

(d) The obligations under this Section 7.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.13(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.13(b) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.13(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.13, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.13(b) (and their heirs and representatives)) under this Section 7.13 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).

(e) The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 7.13 shall be joint and several.

7.14 FIRPTA Certificate. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

7.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval. If approval of the Merger by the Company Stockholders is required by Delaware Law, the Requisite Stockholder Approval shall have been obtained.

(b) Purchase of Company Shares. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment and paid for all of the Company Shares validly tendered pursuant to the Offer and not withdrawn.

(c) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any law, statute, rule or regulation that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or (ii) issued or granted, or overtly threatened to issue or grant, any judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) that has (or would be reasonably expected to have) the effect of making the Merger illegal or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the consummation of the Merger.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination Prior to Appointment Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Appointment Time, provided that the party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give notice of such termination to the other party or parties hereto, as the case may be:

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms hereof (subject to any required extensions of the Offer pursuant to the terms hereof) without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted (i) in any of the conditions to the Offer set forth in Annex A hereto having failed to be satisfied or (ii) in the expiration or termination of the Offer (subject to any required extensions of the Offer pursuant to the terms hereof) in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(c) by either Parent or the Company, if the Offer shall not have been consummated on or before April 30, 2007 (the “Initial Termination Date”); provided, however, that in the event a condition to the Offer set forth in clause (A) of the first paragraph of Annex A hereto shall not have been satisfied on or prior to the Initial Termination Date (the “Unsatisfied Condition”) and all of the other conditions to the Offer set forth on Annex A hereto shall have been satisfied on or prior to the Initial Termination Date, either Parent or the Company may elect to extend the Initial Termination Date, by written notice to the other prior to or on the Initial Termination Date, until the earlier of ten (10) business days following satisfaction of the Unsatisfied Condition or July 31, 2007 (the “Extended Termination Date”); and provided further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted (i) in any of the conditions to the Offer set forth in Annex A hereto having failed to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable or (ii) in the expiration or termination of the Offer (subject to any required extensions of the Offer pursuant to the terms hereof) in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(d) by the Company:

(i) in the event (A) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case so as would prevent, or would be reasonably likely to prevent, Parent and Merger Sub from consummating the Offer in accordance with the terms hereof; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d)(i) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (2) Parent or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent or Merger Sub continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d)(i) if such breach or inaccuracy by Parent or Merger Sub is cured within such thirty (30) calendar day period); or

(ii) immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (A) the Company received such Superior Proposal other than as a result of a breach or violation by the Company or any its Subsidiaries of the terms of Section 7.1 or Section 7.2 (or be deemed, pursuant to the terms thereof, to have breached or violated such terms) in connection with such Superior Proposal, (B) subject to the terms of this Agreement, the Company Board has effected a Company Board Recommendation Change and authorized the Company to enter into a definitive agreement in connection with such Superior Proposal, (C) the Company has notified Parent in writing that the Company Board has received an Acquisition Proposal that constitutes a Superior Proposal and intends to enter into a definitive agreement with respect to such Superior Proposal, which notice shall include the most current version of such definitive agreement, and the identity of the Person making such Superior Proposal, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (D) Parent shall not have made, within the five (5) Business Day period contemplated by Section 7.2(b), a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with an Authorized Financial Advisor and its outside legal counsel, is at least as favorable to the Company Stockholders as such Superior Proposal, (E) concurrently with the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.4(b)(iii), and (F) immediately following such termination, the Company enters into a definitive agreement to effect such Superior Proposal; or

(e) by Parent:

(i) in the event (A) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Offer set forth in clauses (C)(1) or (C)(2) of the first paragraph of Annex A hereto, respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e)(i) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e)(i) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period);

(ii) in the event that, following the execution and delivery of this Agreement, there shall have occurred and be continuing a Company Material Adverse Effect (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Company Material Adverse Effect); or

(iii) in the event that a Triggering Event shall have occurred. For all purposes of and under this Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (A) the Company shall have breached (or be deemed, pursuant to the terms thereof, to have breached) in any material respect the provisions of Section 7.1 or Section 7.2, (B) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change; (C) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents; (D) the Company Board or any committee thereof shall have for any reason approved, or recommended that the Company Stockholders approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); (E) the Company shall have entered into a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 7.1(b)) accepting or agreeing to discuss or negotiate any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal) or (F) an Acquisition Proposal (whether or not a Superior Proposal) shall have been published or delivered to the Company Stockholders (and not withdrawn) by a Person unaffiliated with Parent and, within ten (10) Business Days after notice of such Acquisition Proposal is first published or delivered to the Company Stockholders, the Company shall not have published or delivered to the Company Stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Company Board Recommendation and unconditionally recommending that the Company Stockholders reject such Acquisition Proposal and not tender any Company Shares into such Acquisition Proposal if made in the form of a tender or exchange offer.

9.2 Termination Before or After Appointment Time and Prior to Effective Time. Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with Delaware Law, this Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.2 shall give prompt written notice of such termination to the other party or parties hereto), by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have (a) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated hereby (including the Offer and the Merger) any law, statute, rule or regulation that is in effect and has the effect of making the consummation of any of the transactions contemplated hereby (including the Offer or the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) or (b) issued or granted any Order that is in effect and has the effect of making any of the transactions contemplated hereby (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger), and such Order has become final and non-appealable.

9.3 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1 or Section 9.2, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.9 and Section 7.10, this Section 9.3, and Section 9.4 and Article X, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement (as amended pursuant to Section 7.9), all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.4 Fees and Expenses.

(a) General. Except as set forth in Section 7.5(b) and Section 9.4(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b) Company Payments.

(i) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(e)(iii), within one Business Day after demand by Parent, the Company shall pay to Parent a fee of $7,600,000 (the “Termination Fee Amount”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(ii) The Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that (A) (1) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) or Section 9.1(c) or (2) this Agreement is terminated by Parent pursuant to Section 9.1(e)(i), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement (in the case of any termination referred to in clause (A)(1) above) or prior to the breach or inaccuracy that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (A)(2) above), an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company and (C) within twelve (12) months following the termination of this Agreement, either a Company Acquisition Transaction (whether or not the Company Acquisition Transaction referenced in the preceding clause (B)) is consummated or, within such twelve (12) month period, the Company enters into a letter of intent, memorandum of understanding or Contract providing for a Company Acquisition Transaction (whether or not the Company Acquisition Transaction referenced in the preceding clause (B)) and such Company Acquisition Transaction is consummated; provided, however, that the additional condition to payment that a Company Acquisition Transaction be so consummated shall not apply in the event that the Company terminates this Agreement.

(iii) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), prior and as a condition to the effectiveness of such termination, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

For purposes of this Section 9.4(b), the term “Company Acquisition Transaction” shall have the same meaning as the term “Acquisition Transaction” under this Agreement except that (i) all references to fifteen (15%) in the definition of “Acquisition Transaction” shall be deemed to be “forty percent (40%)” for purposes of this definition of a “Company Acquisition Transaction” and (ii) the reference to “eighty five percent (85%)” in the definition of “Acquisition Transaction” shall be deemed to be “sixty percent (60%)” for purposes of this definition of a “Company Acquisition Transaction.”

(c) Enforcement. The Company acknowledges and hereby agrees that the provisions of Section 9.4(b) are an integral part of the transactions contemplated by this Agreement (including the Offer and the Merger), and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to Section 9.4(b), and, in order to obtain such payment, Parent makes a claim against the Company (i) that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 9.4(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made, or (ii) that results in a judgment against Parent, Parent shall pay to the Company the reasonable costs and expenses of the Company (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit. Payment of the fees described in Section 9.4(b) shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any breach of this Agreement.

9.5 Amendment. Subject to applicable law and subject to the other provisions of this Agreement (including Section 2.3(c)), this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

9.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Polycom, Inc.
4750 Willow Road
Pleasanton, California
Attention: Chief Financial Officer, General Counsel
Telecopy No.: (925) 924-5702

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Mark Bertelsen, Esq.
Tony Jeffries, Esq.
Telecopy No.: (650) 493-6811

and to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, California 94105-1126
Attention: Michael S. Ringler, Esq.
Telecopy No.: (415) 947-2099

(b)	if to the Company, to:

SpectraLink Corporation
5755 Central Avenue
Boulder, Colorado
Attention: Leah Maher
Telecopy No.: (720) 564-9353

with copies (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, California 94041
Attention: Mark Leahy
Telecopy No.: (650) 938-5200

10.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement (as amended pursuant to Section 7.9) shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

10.5 Third Party Beneficiaries. Except as set forth in or contemplated by the provisions of Section 7.13, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer and the Merger) in any jurisdiction or courts other than as provided herein.

10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

POLYCOM, INC.

By:	/S/ ROBERT C. HAGERTY
Name:	Robert C. Hagerty
Title:	Chief Executive Officer and President

SPYGLASS ACQUISITION CORP.

By:	/S/ SAYED DARWISH
Name:	Sayed Darwish
Title:	President

SPECTRALINK CORPORATION

By:	/S/ JOHN H. ELMS
Name:	John H. Elms
Title:	Chief Executive Officer and President

[AGREEMENT AND PLAN OF MERGER]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with Section 2.1 of that certain Agreement and Plan of Merger, dated as of February 7, 2007 (the “Agreement”) by and among Polycom, Inc., a Delaware corporation (“Parent”), Spyglass Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SpectraLink Corporation, a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any tendered Company Shares and (ii) may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Company Shares, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 2.1(c) of the Agreement) if: (A) (x) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated and (y) all other antitrust, competition or merger control consents reasonably deemed necessary by Parent to consummate the transactions contemplated by the Agreement (including the Offer and the Merger) shall not have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period), either unconditionally or on terms reasonably satisfactory to Parent, (B) the Minimum Condition shall not have been satisfied, or (C) any of the following shall have occurred:

(1) any of the representations and warranties of the Company set forth in the Agreement (i) shall not have been true and correct in all respects as of the date of the Agreement or (ii) shall not be true and correct in all respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date, except, (A) in the case of the foregoing clauses (i) and (ii), for any failure to be so true and correct as has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that such Company Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties set forth in Section 2.2(a), Section 4.3, Sections 4.4(a), 4.4(b) and 4.4(c) of the Agreement (collectively, the “Special Representations”), each of which individually shall be true and correct in all material respects on and as of the expiration date of the Offer, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date except as is not reasonably likely to have a Company

Material Adverse Effect); and provided further that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this clause (C)(1), (i) all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) the representation and warranty set forth in Section 4.10(a) of the Agreement shall not be disregarded pursuant to the terms of this proviso) and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded;

(2) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any covenant or other agreement of the Company to be performed or complied with by it under the Agreement;

(3) there shall be pending or overtly threatened any suit, action or proceeding by any Governmental Authority against Parent, Merger Sub, the Company or any Subsidiary of the Company (i) challenging the acquisition by Merger Sub (or Parent on Merger Sub’s behalf) of any Company Shares pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Tender and Voting Agreements (including the voting provisions thereunder), (ii) seeking to impose material limitations on the ability of Merger Sub (or Parent on Merger Sub’s behalf), or render Merger Sub (or Parent on Merger Sub’s behalf) unable, to accept for payment, pay for or purchase some or all of the Company Shares pursuant to the Offer and the Merger, (iii) seeking to prohibit or impose any limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of businesses or assets of Parent, the Company or any of their respective Subsidiaries or the Company and its Subsidiaries taken as a whole with Parent’s voice business segment, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate any portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries, in any such case in a manner that would be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the Company and its Subsidiaries taken as a whole with Parent’s voice business segment, (iv) seeking to impose material limitations on the ability of Parent or Merger Sub effectively to exercise full rights of ownership of the Company Shares, including the right to vote the Company Shares purchased by it on all matters properly presented to the Company Stockholders or (v) which otherwise would be reasonably expected to have a Company Material Adverse Effect;

(4) any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Agreement (including the Offer or the Merger) any law, statute, rule or regulation that is in effect and has the effect of making the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger), (ii) issued or granted, or overtly threatened to issue or grant, any judgment, Order or injunction (whether temporary, preliminary or permanent) that is in effect and has (or would be reasonably expected to have) the effect of making any of the transactions contemplated by the Agreement (including the Offer and the Merger) illegal or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) or (iii) taken or overtly threatened any other action that would be reasonably expected to have any of the consequences referred to in clauses (i) through (v), inclusive, of the immediately preceding paragraph (C)(3) of this Annex A;

(5) any Company Material Adverse Effect shall have occurred following the execution and delivery of the Agreement (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Company Material Adverse Effect) and continue to exist;

(6) any Triggering Event shall have occurred; or

(7) the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

*  *  *  *  *

SCHEDULE I

ADDITIONAL EXCLUSION TO

COMPANY MATERIAL ADVERSE EFFECT

Any changes or effects resulting from the Company’s failure to comply, pursuant to the restrictions set forth in Section 7.1 of the Agreement, with any obligations under any Contracts to which the Company is a party on the date hereof that require to Company to provide confidential information to a third party.

A-4